Exhibit 5.1

STOEL RIVES LLP

600 University Street

Suite 3600

Seattle, Washington 98101-3197

June 12, 2003

Dendreon Corporation

3005 First Avenue

Seattle, Washington 98121

Re: Registration Statement on Form S-3, Registration No. 333-102351

Ladies and Gentlemen:

This letter relates to the registration statement on Form S-3, Registration No. 333-102351 filed by Dendreon Corporation, a Delaware corporation (the “Company”) on January 6, 2003 and amended on January 16, 2003 (together, the “Registration Statement”) and the prospectus filed by the Company on January 22, 2003, in accordance with the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”). We have acted as counsel for the Company in connection with the offer and sale of 3,821,428 shares of the Company’s common stock, par value $.001 per share, including related rights to purchase Series A junior participating preferred stock (the “Shares”).

We have reviewed the corporate action of the Company in connection with the foregoing, and we have examined such documents, corporate records, and other instruments as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for, will be validly issued, fully paid and nonassessable by the Company.

Dendron Corporation

June 12, 2003

The opinions expressed herein are limited solely to the laws of the State of Delaware and United States federal laws. We express no opinion as to any matter other than expressly set forth above, and no other opinion is intended to be implied or inferred herefrom. The opinions expressed herein are opinions of legal matters and not factual matters. Our opinions are given as of the date hereof, and we undertake no obligation and hereby disclaim any obligation to advise upon of any change in law, facts or circumstances, occurring after the date hereof.

This opinion is furnished solely for the benefit of Dendreon and may not be filed with or furnished to any individual, entity, association, agency or other person and may not be quoted or referred to, orally or in writing, in whole or in part, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the current report on Form 8-K filed by the Company relating to this transaction and to the reference to our firm in the prospectus supplement forming part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consents are required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/    STOEL RIVES LLP